Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Jeanie Herbert

(714) 773-7620

Director, Investor Relations

Anne M. Warde

(714) 773-7655

amwarde@beckman ..com

Media Relations

Beckman Coulter Names James Glover Chief Financial Officer

FULLERTON, Calif. – (March 19, 2004) – Beckman Coulter, Inc. (NYSE:BEC) announced today that James T. Glover has been named chief financial officer (CFO) of the corporation.  Glover has served as interim CFO since August of 2003.

In this role, Glover will be responsible for global finance including, Securities and Exchange Commission and external reporting, treasury, investor relations and taxation.

“Jim is an integral part of our executive staff.  His vast financial experience and his knowledge of our company add tremendous value to our management team,” said John P. Wareham, chairman and chief executive officer of Beckman Coulter.  “Together with his team, Jim’s vision to focus on operations and take the company to the next level in terms of growth, efficiency and stature, can be realized.”

Glover joined Beckman Coulter in 1983 and has held several financial management positions within the organization.  Most recently Glover served as vice president, controller and chief accounting officer since the beginning of 2003.

During his career at Beckman Coulter, Glover led the restructure and refinancing of the company’s capital structure and was responsible for the elimination of more than $450 million in debt.  He also led the company’s highly successful risk management program and Beckman Coulter’s successful effort to re-establish its investment grade ratings at S&P and Moody’s.  In the global tax area, Glover helped lead efforts to reduce Beckman Coulter’s overall tax rate to one of the lowest in the industry.

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Glover holds a Bachelor of Science degree in Accounting from California State Polytechnic University, Pomona, and a Master’s degree in Business Administration from Pepperdine University in Malibu California.  Glover is a certified public accountant (CPA) and a member of the Financial Executives Institute (FEI), the Association for Financial Professionals (AFP), the American Institute of Certified Public Accountants (AICPA), and the California Society of Certified Public Accountants (CSCPA).

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from systems biology and clinical research to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2003 annual sales of $2.2 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

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